Contact: Liz Keating Corporate Communications 312-848-0176 elizabeth.keating@exeloncorp.com FOR IMMEDIATE RELEASE EXELON APPOINTS W. PAUL BOWERS TO BOARD OF DIRECTORS Former energy executive brings organizational leadership, financial expertise and industry insight to the board CHICAGO (July 29, 2021) — Exelon today announced that its board of directors elected W. Paul Bowers to join the board as a director. Bowers, 64, recently retired from his position as chairman and chief executive officer of Georgia Power Company, having also served as president of the company from 2011 to 2020. “Paul’s executive experience in the energy sector will be invaluable to the board,” said Mayo Shattuck, chairman of Exelon. “His background serving as both a CEO and a CFO gives him a unique perspective on long-term strategy, decisive leadership and the financial imperatives we face as a company.” Prior to his retirement from Southern Company subsidiary Georgia Power Company, Bowers served as chief financial officer of Southern Company, where he was rated by Institutional Investors magazine as one of the industry’s “Top Three CFOs in America.” He joined Southern Company’s family of companies at Gulf Power Company in 1979 and held executive leadership positions at multiple subsidiaries. In 1998, Bowers became president and CEO of South Western Electricity LLC (Southern Company’s former U.K. subsidiary), which he later transformed into Western Power Distribution, a distribution network company. In 2001, he became president of Southern Company Generation. He also served as CEO of Southern Power Company. Bowers serves on the boards of AFLAC (lead director), Children’s Healthcare of Atlanta and Brand Safeway, and as curator for the Georgia Historical Society. He is a past member of the Federal Reserve Bank of Atlanta’s Energy Policy Council, the Nuclear Electric Insurance Ltd. and the Board of Regents of the University System of Georgia. He also serves on the board of trustees for the University of West Florida. For his professional achievements and his commitment to the well-being of the citizens of Georgia, Bowers has received the American Jewish Committee’s National Human Relations Award and the Council for Quality Growth’s Four Pillar Award, and has been inducted into the Junior Achievement Business Hall of Fame. In 2018, Bowers was inducted as a Georgia

Trustee by the governor of Georgia for exemplifying the highest standard of selflessness in his life and career. A Pensacola, Fla., native, Bowers holds a bachelor’s degree from the University of West Florida and a master’s degree from Troy University. He is also a Harvard Business School AMP graduate. ### About Exelon Exelon Corporation (Nasdaq: EXC) is a Fortune 100 energy company with the largest number of electricity and natural gas customers in the U.S. Exelon does business in 48 states, the District of Columbia and Canada and had 2020 revenue of $33 billion. Exelon serves approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Exelon is one of the largest competitive U.S. power generators, with more than 31,000 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including three fourths of the Fortune 100. Follow Exelon on Twitter @Exelon.